Exhibit 99

THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100

MAILING ADDRESS
P.O BOX 1256
CINCINNATI, OHIO 45201

For Immediate Release	February 12, 2004

Contact:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100

The Midland Company Reports Fourth Quarter and Full-Year 2003 Results

• Fourth Quarter Net Income Ahead of Revised Estimates at 56 Cents Per Share

• Fourth Quarter Property and Casualty Premium Up 12.3 Percent

• Comments on Recent Common Stock Offering

• Reiterates Positive Outlook for 2004

Cincinnati, February 12, 2004 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today reported fourth quarter 2003 net income of $10.0 million, or 56 cents per share, including 9 cents in realized capital gains, compared with $7.7 million, or 43 cents per share, in the fourth quarter of 2002. There were no significant net realized capital gains or losses in the comparable period a year ago. The 2003 quarterly results were slightly ahead of previously announced expectations. Revenue for the quarter increased 8.3 percent to $186.0 million, compared with $171.7 million in the previous year’s fourth quarter. All per share amounts are presented on an after-tax, diluted basis.

“Midland’s 2003 fourth quarter was a strong underwriting quarter within our manufactured housing and other property insurance lines. These strong results were partially offset by losses from our motorcycle line, slightly higher than normal catastrophe losses and, as we announced on January 7, 2004, we strengthened reserves related to the commercial liability business that we exited in 2001,” said John W. Hayden, president and chief executive officer.

“We continue to be very encouraged by the underwriting results developing from our manufactured housing segment. Our fourth-quarter combined ratio (excluding catastrophe losses) in the manufactured housing lines improved to 85.7 percent from 87.0 percent in the prior year,” Hayden added, “driven by further improvement in our fire loss ratio. We now have five consecutive quarters in which our manufactured housing fire loss ratio has improved relative to the same quarter of the previous year. These trends are tangible evidence that the pricing and underwriting actions taken throughout the past two years are yielding positive results and position us well for the future.”

Hayden also commented on Midland’s recent common stock offering. “As we indicated in our February 7, 2004 press release, we raised approximately $25 million through the sale of 1,150,000 shares of our common stock. We have experienced a strong pattern of growth in our core insurance business over the last twelve months and we see that trend continuing into the foreseeable future. In fact, we are forecasting nearly a double-digit rate of growth in 2004 and there are potential opportunities that may improve that forecast. We believe the proceeds from this transaction further augment our capital base to support our growth plans.”

Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, specializes in providing insurance products and services for specialty markets such as manufactured housing, site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles and credit life and related products. American Modern’s products and services are offered through diverse distribution channels.

Midland Company Reports Fourth Quarter and Full-Year 2003 Results
February 12, 2004

Full-Year Results

For the full-year ended December 31, 2003, net income was $23.3 million, or $1.30 per share, including 17 cents in capital gains. That compares with $18.8 million, or $1.06 per share, in 2002, including 25 cents in capital losses and an 8 cent loss related to a change in goodwill accounting. Revenue for 2003 was $718.2 million compared with $643.7 million in 2002, an increase of 11.6 percent.

Leadership in Core Market, Diversification Drives Double Digit Premium Growth

For the fourth quarter, American Modern’s total property and casualty gross written premium grew 12.3 percent to $153.5 million, with manufactured housing gross written premium essentially flat from the year-ago period at $73.4 million. Gross written premium in all other property and casualty specialty lines collectively grew 26.3 percent to $80.1 million. This growth was driven by dwelling fire, mortgage fire, collateral protection and watercraft premium growth.

For the year, American Modern’s total property and casualty gross written premium grew 12.9 percent to $664.0 million, with manufactured housing premium increasing 5.3 percent to $320.2 million. Gross written premium in all other property and casualty specialty lines collectively grew 21.0 percent to $343.7 million for the year.

“We are pleased with the results that we achieved in our core manufactured housing lines,” Hayden said. “Despite difficult conditions in the point-of-sale markets, American Modern continued to expand its manufactured housing premium in 2003, and looks to continue that trend in 2004.”

“Our premium growth has been driven primarily by rate increases, but also reflects the strength of our customer and business partner relationships,” he added. “Over the past 12 months, for example, we have seen an increase in our policy retention rate, as our associates focused considerable effort and energy on customer contact points to improve communication and policyholder advocacy. These results speak well to American Modern’s expertise,” Hayden added.

Restoring Our Manufactured Housing Profitability

Hayden further commented, “Our operating results in 2003 confirm that we have been able to restore the desired level of profitability to our core manufactured housing lines. For the full year, American Modern’s manufactured housing combined ratio was 94.8 percent compared to 99.4 percent in 2002. More importantly, excluding catastrophe losses, this ratio was an outstanding 88.4 percent, down from 93.2 percent in 2002, an improvement of almost five percentage points. We are finally realizing the full benefit of our rate and underwriting actions,” Hayden added. “We were also pleased to see the manufactured housing fire loss ratio improve throughout 2003, finishing the year at 19.2 percent, down from 22.9 percent in 2002.

Strengthening Reserves on Run-Off Liability Line

Hayden indicated that fourth quarter 2003 profitability was impacted by $6.0 million (pre-tax), or 22 cents per share, in charges the company took to pay losses and strengthen reserves associated with the exited commercial liability lines. For the full year, the run-off commercial lines business reduced earnings per share by 44 cents. Hayden added that the company now has in excess of $30 million in loss reserves related to this run-off line of business, with roughly $20 million in case reserves and almost $11 million in reserves established for claims that have been incurred but have not been reported.

Midland Company Reports Fourth Quarter and Full-Year 2003 Results
February 12, 2004

“Obviously, we will be keenly focused on the results from this run-off business,” Hayden added. “As we indicated earlier, the company has no remaining unearned premium or policies in force related to this line of business. In fact, the last policy was written in the first half of 2002. We believe that our current reserves are sufficient relative to this line. However, future adverse development may dictate additional reserve actions.”

Catastrophe Related Losses Slightly Above Normal Levels

Hayden also indicated that higher-than-normal catastrophe losses also had a negative impact on profitability for the full year 2003. “Certainly weather always has the potential to impact short-term results,” Hayden said. “From a pure financial perspective, higher-than-normal catastrophe losses reduced earnings by approximately 21 cents per share in 2003.”

Taking Corrective Actions in Motorcycle Line

“We are most disappointed by the results emanating from our motorcycle line in 2003,” Hayden continued. This line of business dampened earnings by approximately 58 cents per share in 2003. While we do not expect the line to turn a profit in 2004, we do anticipate a significant improvement over the 2003 results.

“We have made significant strides throughout 2003 to better position the motorcycle line of business for 2004 and beyond. We have added depth and talent at every level of the team assigned to this product line. We have refined our product offering to better match the needs of that target market. And, perhaps most importantly, we have taken aggressive rate increases and implemented significant commission reductions to get this line of business aligned with our future profit objectives.

“Rate increases averaging more than 21 percent have already been approved and are in place for the 2004 season. These increases, along with additional rate increases we are seeking in 2004, are expected to have a 19 percent impact on our motorcycle earned premium base in 2004. Coupled with underwriting and product modifications, these rate increases should drive a double-digit improvement in the combined ratio related to this line of business in 2004,” Hayden concluded.

Contribution From Other Product Lines

“In the meantime,” Hayden said, “we are buoyed by the strong results from our other product lines. We experienced improved underwriting results in our dwelling fire, mortgage fire, collateral protection, watercraft, long-haul truck and recreational vehicle lines, to name a few. We are also experiencing growth and profit in our excess and surplus lines business as well as a solid profit contribution from the property coverages we write on manufactured housing parks and dealers.”

“We met the challenges of 2003 with careful analysis and deliberate action,” Hayden said. “We are keenly focused and well positioned for continued profitable growth.”

Investment Portfolio Growth Leads to Record Book Value

The market value of Midland’s investment portfolio rose to $846.3 million at December 31, 2003, compared with $739.8 million at year-end 2002. Net pre-tax investment income (excluding capital gains/losses) was $8.3 million for the fourth quarter compared with $9.3 million in 2002’s fourth quarter. For the year, net pre-tax investment income was $33.0 million, down 7.0 percent from $35.5 million in 2002. The annualized pre-tax equivalent yield, on a cost basis, of American Modern’s fixed income portfolio was 5.5 percent in 2003 compared with 6.0 percent in 2002.

Midland Company Reports Fourth Quarter and Full-Year 2003 Results
February 12, 2004

“We experienced a substantial recovery in the value of our equity portfolio during 2003,” Hayden said, “a reflection of improving equity markets overall. This improvement, coupled with our after-tax earnings, contributed to an increase in Midland’s shareholders’ equity. In fact, Midland’s net book value per share was up 14.7 percent year over year to a record $20.18 per share at year-end. It is worth noting that the company’s book value per share has grown at a compound annual rate of 11.0 percent over the last 25 years.”

After-tax realized investment gains from American Modern’s investment portfolio totaled 17 cents per share in 2003 compared with a realized investment loss of 25 cents per share in 2002. There have been no write-downs or impairments related to the investment portfolio in the last three quarters of 2003.

Pre-tax net unrealized gains on Midland’s fixed income portfolio were $27.8 million at December 31, 2003, down slightly from $28.1 million at the prior year-end. Pre-tax net unrealized gains on Midland’s equity portfolio were $87.0 million, up sharply from $47.6 million at December 31, 2002.

“Midland’s record of long-term performance is reflected in our strong ratings from independent firms, our inclusion in the Ward’s Top 50 list of top performing property and casualty insurers and in our history of increasing shareholder value,” Hayden said. “Our common stock has outperformed the broader market and virtually every relevant index for the 5, 10, 15 and 20-year periods ended December 31, 2003. In January 2004, our Board of Directors reiterated its confidence in our future by increasing the indicated annual dividend 7.9 percent to an annualized rate of 20.5 cents per share. This is the 18th consecutive year that the dividend has increased.”

Leadership Position, Strategies Create Positive Outlook for 2004

“American Modern is a recognized leader in specialty insurance products and services,” Hayden said. “We truly believe there has never been a better time to be in this business, and there has never been a better time to profit from the unique skills and expertise we bring to the table.

“As we look to 2004, our focus is clear and simple: we will focus our energy on growing the lines of business that we know the best, and on resolving the profit equation relative to the products that have presented challenges in recent years. In summary, our intent is to stay keenly focused on our current stable of products and keep our business as simple as we possibly can.

“The first quarter is off to a good start, with indications of solid underwriting results for January,” Hayden said. “We see solid growth and profit opportunities within our core lines of business in the months ahead.”

“In terms of guidance for the full year, we anticipate a combined ratio in the range of 97 to 99 percent for 2004, assuming normal weather patterns,” he continued. “This level of underwriting profit translates to net income, exclusive of capital gains and losses, in the range of $2.00 to $2.20 per share (after the recently completed common stock offering). We expect near double-digit top-line growth. Investment income likely will remain flat given the current interest-rate environment.

“Bottom line: Midland and the specialty insurance expertise of American Modern Insurance Group continue to deliver fundamental strength and fundamental value,” Hayden concluded. “We expect to fully leverage that strength and value in 2004 as we focus on growing what we know best and fixing those things that have masked the underlying strength of our business.”

Midland Company Reports Fourth Quarter and Full-Year 2003 Results
February 12, 2004

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 96 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2004 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Midland Company Reports Fourth Quarter and Full-Year 2003 Results
February 12, 2004

THE MIDLAND COMPANY
FINANCIAL HIGHLIGHTS

	Three-Months Ended			Twelve-Months Ended
	December 31,			December 31,

	2003	2002	% Change	2003	2002	% Change

Revenues	$186,035	$171,717	8.3%	$718,187	$643,708	11.6%

Income Before Cumulative Effect of Change in Accounting Principle & Capital Gains (Losses)*	$8,443	$7,653	10.3%	$20,308	$24,789	-18.1%

Net Cumulative Effect of Change in Accounting Principle	—	—		—	(1,463)
Net Capital Gains (Losses)	1,512	44		2,968	(4,485)

Net Income	$9,955	$7,697	29.3%	$23,276	$18,841	23.5%

Income Per Share (Diluted) Before Cumulative
Effect of Change in Accounting Principle & Capital Gains (Losses)*	$0.47	$0.43	9.3%	$1.13	$1.39	-18.7%

Net Cumulative Effect of Change in Accounting Principle Per Share (Diluted)	—	—		—	(0.08)
Net Capital Gains (Losses) Per Share (Diluted)	0.09	—		0.17	(0.25)

Net Income per Share (Diluted)	$0.56	$0.43	30.2%	$1.30	$1.06	22.6%

Dividends Declared per Share	$0.04750	$0.04375	8.6%	$0.19000	$0.17500	8.6%

Market Value per Share	$23.62	$19.00	24.3%	$23.62	$19.00	24.3%

Book Value per Share	$20.18	$17.59	14.7%	$20.18	$17.59	14.7%

Shares Outstanding	17,643	17,566		17,643	17,566

AMIG’s Property and Casualty Operations:
Direct and Assumed Written Premium	$153,523	$136,677	12.3%	$663,972	$588,243	12.9%

Net Written Premium	$140,411	$129,778	8.2%	$616,709	$561,515	9.8%

Combined Ratio (GAAP)	100.2%	101.6%		103.1%	101.9%

Combined Ratio (GAAP) - Excluding Catastrophe Losses	96.7%	91.3%		97.1%	96.4%

Dollar amounts in thousands except per share data.

*	Non-GAAP financial measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the core operations than the GAAP measure of net income, as it removes potential issues of timing regarding investment gains and losses and any fluctuations done solely to changes in accounting rules.

Midland Company Reports Fourth Quarter and Full-Year 2003 Results
February 12, 2004

THE MIDLAND COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Revenues:
Insurance:
Premiums earned	$163,268	$151,874	$638,038	$577,668
Net investment income	8,338	9,341	32,972	35,455
Net realized investment gains (losses)	2,326	68	4,566	(6,900)
Other insurance income	3,525	3,893	14,090	13,692
Transportation	8,504	6,470	28,240	23,285
Other	74	71	281	508

Total	$186,035	$171,717	$718,187	$643,708

Costs and Expenses:
Insurance:
Losses and loss adjustment expenses	95,010	90,329	392,232	341,015
Commissions and other policy acquisition costs	43,946	45,428	177,622	169,477
Operating and administrative expenses	24,379	18,330	87,714	80,985
Transportation operating expenses	7,889	5,975	26,645	22,641
Interest expense	960	1,146	3,742	3,849

Total	$172,184	$161,208	$687,955	$617,967

Income Before Federal Income Tax and Cumulative Effect of Change in Accounting Principle	13,851	10,509	30,232	25,741
Provision for Federal Income Tax	3,896	2,812	6,956	5,437

Income Before Cumulative Effect of Change in Accounting Principle	9,955	7,697	23,276	20,304
Cumulative Effect of Change in Accounting Principle	—	—	—	(1,463)

Net Income	$9,955	$7,697	$23,276	$18,841

Basic Earnings (Losses) per Common Share:
Income Before Cumulative Effect of Change in Accounting Principle & Capital Gains (Losses)*	$0.49	$0.44	$1.17	$1.43
Cumulative Effect of Change in Accounting Principle	—	—	—	(0.08)
Capital Gains (Losses)	0.08	—	0.17	(0.26)

Total	$0.57	$0.44	$1.34	$1.09

Diluted Earnings (Losses) per Common Share:
Income Before Cumulative Effect of Change in Accounting Principle & Capital Gains (Losses)*	$0.47	$0.43	$1.13	$1.39
Cumulative Effect of Change in Accounting Principle	—	—	—	(0.08)
Capital Gains (Losses)	0.09	—	0.17	(0.25)

Total	$0.56	$0.43	$1.30	$1.06

Dividends per Common Share	$0.04750	$0.04375	$0.19000	$0.17500

Note:
Dollar amounts in thousands except per share data.

Certain prior year amounts have been reclassified to conform to the current year presentation.

Basic earnings per common share have been computed by dividing net income by 17,417 shares in 2003 and 17,323 shares in 2002.

Diluted earnings per common share have been computed by dividing net income by 17,937 in 2003 and 17,789 in 2002.

The calculations comprehend outstanding stock options and restricted stock awards.

The Cumulative Effect of Change in Accounting Principle relates to transition adjustment for the adoption of SFAS 142 “Goodwill and Other Intangible Assets”.

*	Non-GAAP financial measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the core operations than the GAAP measure of net income, as it removes potential issues of timing regarding investment gains and losses and any fluctuations done solely to changes in accounting rules.

Midland Company Reports Fourth Quarter and Full-Year 2003 Results
February 12, 2004

THE MIDLAND COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,

	2003	2002

ASSETS
Cash and Marketable Securities	$848,708	$745,733
Receivables — Net	152,287	168,259
Property, Plant and Equipment — Net	69,328	61,510
Deferred Insurance Policy Acquisition Costs	87,873	96,396
Other	21,309	18,776

Total Assets	$1,179,505	$1,090,674

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned Insurance Premiums	$383,869	$406,311
Insurance Loss Reserves	204,833	164,717
Long-Term Debt	62,217	47,163
Short-Term Borrowings	33,625	43,238
Deferred Federal Income Tax	47,429	35,642
Other Payables and Accruals	91,474	84,695
Shareholders’ Equity	356,058	308,908

Total Liabilities and Shareholders’ Equity	$1,179,505	$1,090,674

Market Value per Common Share	$23.62	$19.00

Book Value per Common Share	$20.18	$17.59

Common Shares Outstanding	17,643	17,566

Note: Amounts in thousands except per share data.